JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated March 28, 2024

12.5-Month SPX Bearish Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Payment at maturity:

If the final index value is less than or equal to the initial index value, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + the fixed payment

If the final index value is greater than the initial index value, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + ($1,000 × bearish index percent change)

In no event, however, will the payment at maturity be less than $0.

This amount will be less than the stated principal amount of $1,000, and will represent a loss of some or all of your principal amount.

Fixed payment:	At least $356.50 per $1,000 stated principal amount security (at least 35.65% of the stated principal amount)
Bearish index percent change:	(initial index value – final index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be April 17, 2024
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	April 30, 2025
Maturity date†:	May 5, 2025
CUSIP / ISIN:	48134XNJ0 / US48134XNJ09
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 1665650/000121390024027263/ea172187_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount securities. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Bearish Jump Securities Payoff Diagram*

*The actual fixed payment at maturity will be provided in the pricing supplement and will not be less than $1,356.50 per security.

Change in Underlying Index	Return on the securities*
100.00%	-100.00%
80.00%	-80.00%
60.00%	-60.00%
50.00%	-50.00%
40.00%	-40.00%
30.00%	-30.00%
20.00%	-20.00%
10.00%	-10.00%
5.00%	-5.00%
0.01%	-0.01%
0.00%	35.65%
-1.00%	35.65%
-10.00%	35.65%
-20.00%	35.65%
-30.00%	35.65%
-35.65%	35.65%
-40.00%	35.65%
-50.00%	35.65%
-60.00%	35.65%
-80.00%	35.65%
-100.00%	35.65%
*Assumes a fixed payment of 35.65% of the stated principal amount

JPMorgan Chase Financial Company LLC

12.5-Month SPX Bearish Jump Securities

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	The securities provide bearish (inverse) exposure to the underlying index.
▪	Appreciation potential is fixed and limited.
▪	Your ability to receive the fixed payment may terminate on the valuation date.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index.
▪	Investing in the securities is not equivalent to investing in or taking a short position with respect to the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.